Exhibit 99.1

CORPORATE PARTICIPANTS

Steven Nielsen Dycom Industries, Inc. - President, CEO
Rick Vilsoet Dycom Industries, Inc. - VP, General Counsel
Drew DeFerrari Dycom Industries, Inc. - CFO
Tim Estes Dycom Industries, Inc. - COO

CONFERENCE CALL PARTICIPANTS

Tahira Afzal KeyBanc Capital Markets Inc. - Analyst
Victor Chiu Raymond James - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Alex Rygiel FBR & Co. - Analyst
John Rogers D.A. Davidson & Co. - Analyst
Steven Folse Stifel Nicolaus - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Dycom Industries results conference call. (Operator Instructions) As a reminder, today's conference is being recorded. And I would now like to turn the conference over to your host, Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thank you, Brad. Good morning, everyone. I'd like to thank you for attending this conference call to review our third-quarter FY14 results. During the call, we will be referring to a slide presentation, which can be found on our website www.dycomind.com under the heading Events. Relevant slides will be identified by number throughout our presentation. Going to slide 2. Today we have on the call, Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.

Richard Vilsoet - Dycom Industries, Inc. - General Counsel

Thank you, Steve. Referring to slide 3, except for historical information, the statements made by Company management during this call may be forward-looking, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook, are based on management's current expectations, estimates, and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 27, 2013, and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks, Rick. Now moving to slide 4, and a review of our third-quarter results. As you review these results, please note that we have included Adjusted EBITDA, certain revenue amounts excluding revenues from subsidiaries acquired during the fourth quarter of FY13, as well as certain revenue amounts excluding revenues from stimulus-funded projects, all of which are non-GAAP financial measures to our release and comments. See slides 14 through 17 for a reconciliation of non-GAAP measures to GAAP measures.

Revenue for the quarter declined slightly year over year to $426.3 million, a decrease of 2.5%. After excluding revenues from subsidiaries acquired during the fourth quarter of 2013, revenue declined 3.8% organically. Revenues for the quarter were impacted by severe weather across a large portion of the country during the first two-thirds of the quarter, as well as some customers who started the year slowly, but reiterated expectations of stable to increased annual budgets. And, finally, an anticipated reduction in federal stimulus related revenues.

Gross margins declined 41 basis points year over year, reflecting major snowfalls and extremely cold temperatures which reduced the number of available work days and negatively impacted productivity, offset in part by increased activity with a significant customer investing in improvements to its wireline and wireless networks, and from another large customer also investing in its network.

General and administrative expenses increased 45 basis points year over year as a percentage of revenue, reflecting under absorption of expenses as a result of somewhat lower revenues. All of these factors produced Adjusted EBITDA of $39.6 million for the third quarter, or 9.3% of revenue. Net income of $0.23 per share for the third quarter, compared to net income of $0.21 in the year-ago quarter. Net income was increased from comparatively lower amortization expense, and by higher-than-expected other income in the quarter, reflecting strong prices for assets sold through our routine asset-disposal program. Operating cash flow was strong in the quarter, at $29.6 million, with cash and availability under our current credit facility totaling $228.1 million.

Now, in a departure from past practice, we will outline our views of a significant industry end-market driver impacting our business and our outlook, prior to a more granular customer backlog and financial review. Going to slide 5. Since our last earnings call in February, it is now clearly evident that several major industry participants have determined that wireline network bandwidth must increase dramatically in response to consumer demand, competitive realities, and public policy support. Most, but not all, industry participants now believe that newly deployed networks should be designed to provision bandwidth enabling 1 gigabit speeds to individual consumers. As one participant recently stated: “I think that everybody now in the industry is talking about the gig; it's becoming the standard”. This emerging standard is already, and will in the future, create significant opportunities across a broad array of Dycom's existing customers. Currently, we are providing engineering and design, and aerial and underground construction services for 1-gigabit trials, as well as full deployments. These services are being provided across the country to a number of customers. While not a significant revenue driver currently, we believe that revenue and opportunities driven by this newly emerging industry standard will accelerate throughout the remainder of this calendar year into 2015. As with prior industry changes of this magnitude, we expect some near-term customer spending modulations as network strategies adapt to this emerging environment, but are confident that our scale, market position, and capital structure position us well to deliver valuable service to our customers and ample benefits to our shareholders.

Moving to slide 6. During the quarter, we experienced the effects of an industry environment which we believe continues to improve. AT&T was our largest customer at 20.8% of total revenue, or $88.5 million. AT&T grew 16.6% organically, year over year. Wireline services grew organically for the fifth consecutive quarter. Revenue from CenturyLink was $54.7 million, or 12.8% of revenue. CenturyLink was our second-largest customer. Revenue from Comcast was $51.6 million, or 12.1% of revenue. Comcast was our third-largest customer, and grew organically 5.6%. Verizon was Dycom's fourth-largest customer for the quarter at 7.9% of revenue, or $33.7 million. Revenue from Windstream was $26.6 million, or 6.2% of revenue. Windstream was our fifth-largest customer. All together, our revenue declined 3.8%, after excluding revenues from subsidiaries acquired during the fourth quarter of 2013. Our top five customers combined produced 59.9% of revenue, declining 3.1% organically, while all other customers decreased 4.8%. Of note, organic revenue, excluding projects funded in part by the American Recovery and Reinvestment Act of 2009, declined 2.5%.

Now going to slide 7. Backlog at the end of the third quarter was $2.046 billion, versus $2.147 billion at the end of the second quarter, a decrease of approximately $101 million. Of this backlog, approximately $1.179 billion is expected to be completed in the next 12 months. Both backlog calculations reflect solid performance, as we continue to book new work, renew existing work, and anticipate substantial future opportunities. For Comcast, we renewed a three-year construction and maintenance services agreement for Colorado. With AT&T, we renewed, for four years, a locating services agreement for California. For Charter, we renewed cable installation services agreements nationwide. From Time Warner Cable, we received extensions to various service agreements in California, Ohio, Maine, New Hampshire, and North Carolina. For CenturyLink, we received new three-year contracts and extensions for engineering services in Michigan, Illinois, Indiana, New Jersey, Pennsylvania and Virginia. And, finally, we secured rural broadband projects in a number of states, including Montana, Texas, Minnesota, Wisconsin, North Carolina, South Carolina, and Georgia. Headcount was stable during the quarter, at 10,324. Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Thanks, Steve, and good morning, everyone. As a reminder, in today's conference call materials, there is disclosure of certain non-GAAP measures, including items such as organic revenue growth, adjusted EBITDA, and non-GAAP EPS. In the materials, we have provided a reconciliation of these non-GAAP measures to the comparable GAAP measures.

Going to slide 8 for a summary of the quarterly results. Contract revenues for Q3 of 2014 were $426.3 million, down slightly from the prior year. Difficult weather during February and March adversely impacted our results, but we saw improvement in the later part of the quarter. Adjusted EBITDA of $39.6 million was down, compared to $44 million in Q3 2013, and earnings per share were $0.23 per share, which was up from the Q3 2013 net income of $0.21 per share.

Turning to slide 9. Total revenue declined to $426.3 million, and despite adverse weather conditions, we had solid growth from several key customers. G&A was up year over year, including a slight increase in non-cash stock compensation expense. Higher depreciation from recent capital expenditures was more than offset by the $2.1 million (sic - "$2.9 million") decline in amortization. Gross margins and EBITDA were both impacted by the extreme weather conditions experienced during February and March of the current quarter.

Turning to slide 10. Our balance sheet is strong, and we increased liquidity to $228.1 million during the quarter, with cash on hand and availability on our credit agreement. Operating cash flows were solid at approximately $29.6 million. Capital expenditures net of disposals were $16.9 million, and gross CapEx was approximately $21.3 million. On our senior credit facility, we paid down $12.3 million during Q3, and ended the quarter with $16 million of revolver borrowings, and $116.4 million of term loan borrowings.

Now, going to our outlook on slide 11. As we look ahead to the fourth quarter of FY14, we anticipate revenues which range from $475 million to $495 million. We expect services for network investments by several large customers, some customer-spending modulations as strategies adapt to the emerging environment, and decreases from rural customers on stimulus projects. Gross margin percentage is expected to be up slightly from the Q4 2013 result. Total G&A expenses, which reflect increased scale and are expected to include stock-based compensation of approximately $3.0 million. Depreciation and amortization is expected to range from $22.5 million to $23.0 million, including amortization expense of $4.1 million in Q4.

Interest expense is expected at approximately $6.5 million. Other income from asset sales is expected to range from $1.5 million to $1.9 million, and taxes are expected to continue near a 40% effective rate. The applicable factors are expected to generate an Adjusted EBITDA margin percentage in line with the prior-year percentage, and earnings, which are currently expected to range from $0.43 to $0.50 per diluted share. We expect approximately 35 million diluted shares during Q4 2014, with shares gradually increasing in subsequent quarters, reflecting the future vesting of equity awards.

Now going to slide 12. Looking ahead to Q1 of FY15, our expectations currently reflect continued industry trends of network investments, some customer-spending modulation, and a headwind from rural customers on stimulus projects resulting in a revenue percentage decline of low-single digits from the Q1 2014 result. Gross margins which expand year over year from an improving mix of customer growth opportunities, G&A expense percent up slightly year over year and includes non-cash compensation of approximately $4.0 million, EBITDA margin percentage which expands from the Q1 2014 result. Other factors influencing results include depreciation and amortization which ranges from $22.7 million to $23.1 million, interest expense which remains sequentially in line at approximately $6.5 million, and other income from asset sales, which ranges from $1.2 million to $1.6 million. Now, I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks, Drew. Moving to slide 13. Within an improving economy, we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintained solid customer relationships throughout our markets -- we continued to win projects and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end-market drivers of these opportunities remain firm and are strengthening. Telephone companies are deploying fiber-to-the-home and fiber-to-the-node technologies to enable video offerings, and in some instances 1-gigabit high-speed connections.

These deployments are accelerating and impacting our business. Some of those telephone companies deploying fiber-to-the-node are expanding fiber-to-the-home trials, while others have initiated larger deployments. Cable operators are continuing to deploy fiber to small and medium businesses, and with increasing urgency. Some are doing so in anticipation of the customer sales process. Overall, cable capital expenditures are expanding. Wireless carriers are upgrading to 4G technologies, creating meaningful growth opportunities in the near to intermediate term, as well as planning to increase macrocell density, and industry participants continue to aggressively extend fiber networks for wireless backhaul services. These services are now planned for small cells, as well as macrocells. Limited pilot surveys for initial small-cell deployments are underway. Dramatically increasing wireless data traffic may prompt further wireline deployments.

Among service providers of our size or larger, we believe we are uniquely positioned, managed, and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. We remain encouraged that our major customers possess significant financial strength and are initiating, and remain committed, to multi-year capital spending initiatives, which in some cases are meaningfully accelerating and expanding in scope. We remain confident in our strategies, the prospects for our Company, the capabilities of our dedicated employees, and the experience of our management team, who have grown our business and capitalization many times before. Now, Brad, we will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question today comes from the line of Tahira Afzal with KeyBanc. Please go ahead.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Good morning, folks. Hope all is well.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Good morning.

Tahira Afzal - KeyBanc Capital Markets - Analyst

My first question is really: You are seeing a lot of good trends emerging, all in the right direction for yourselves. Perhaps a little bit early -- it seems qualitatively, you are indicating that the secular trend behind the gig of fiber could be fairly notable. Would it be possible for you to try to place in perspective what this could mean in terms of market share for yourselves, and really the whole market size to the extent you can size it? Because when we try to do it, the numbers are fairly large. I just want to get an idea whether you see similar numbers on your side as well?

Steven Nielsen - Dycom Industries, Inc. - President& CEO

Yes. It's a big development, Tahira. I think it's early, but the trends are firming. Clearly, the number of metropolitan areas that have been announced also expanded during our third quarter.And so -- as well as other industries, so most recently, one of the cable operators, about a month ago or three weeks ago, said that they plan to take 1-gig speeds to their consumers over the next several years. So, I think you have a number of industry participants expanding; the footprint is expanding. And so, it certainly could be a large market opportunity.

I think, in terms of share, I think what we would note for the current quarter is that one of our largest customers announced a total of 25 metropolitan areas where they are looking to deploy 1-gig services. And of note, 8 of those 25 areas are areas where we have master construction agreements; and an additional three metro areas are areas where we are providing or will provide engineering and design services. So, we think it's a good, large opportunity, and we are positioned well.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. And my second question sort of has two subsections, and I apologize. First, any comments on -- turning to DirecTV and AT&T merger -- everyone is talking about it, would love to get your perspective in terms of what it could mean for Dycom? And secondly, as we look at your fiscal fourth-quarter guidance, does that include any catch-up work from the third quarter? How should we be looking at really the sequential ramp that you typically see, versus perhaps some element of catch-up work? Thank you.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Sure. So, more broadly on the AT&T/DirecTV merger announcement, I think in looking at what AT&T disclosed, they clearly talked about a strong commitment to expanding the broadband footprint. Some of that would be fixed wireless, but others would -- other portions of that would be wireline. I think they reiterated their view about taking fiber all the way to the home or deeper into their network. So, I think in general, as our customers have merged and become larger, that has provided substantial support to expanded capital spending. And I don't think this merger would be any different.

In terms of the third quarter to fourth quarter ramp, I mean, clearly weather has been a big impact across the economy in the first part of the year. As our customers announced their first-quarter results, we saw nobody reducing their capital spending plans. We did see some that were somewhat behind on a linear basis for what they had spent in the first quarter, compared to what you might expect for a full year. And while that is hard to tell and forecast precisely month to month, I mean, we are encouraged that they maintained their guidance. And if they are to hit their guidance for the year, we should see some expansion through the balance of the year. Of course, the offset to that is we are seeing the roll-off of the stimulus that we talked about. But in the core business, clearly for customers to make their numbers, spending will have to pick up.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Thank you very much.

Operator

And we do a have a question from the line of Simon Leopold with Raymond James. Please go ahead.

Victor Chiu - Raymond James - Analyst

Hi, guys, this is Victor Chiu in for Simon Leopold. I just wanted to ask you: Does the guidance that you provided for fiscal 4Q and 1Q 2015 include assumptions from contributions of the 1-gig builds yet? Or is that still to come, and I guess, what is the time frame, I guess that you expect it to become material? Is it more of a later 2015 event that you guys see it impacting the results?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

So, Victor, the guidance that we provided includes what we have in hand, and have visibility to. Things are evolving quickly, as you can tell based on the number of customer announcements that we have seen over the last couple, three months. And so, that may change, but at this point it’s just what we see. And if things develop further, then that would be additive to the guidance that we provided.

Victor Chiu - Raymond James - Analyst

Okay. So, it's just what is visible for you at the moment then?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

That's correct.

Victor Chiu - Raymond James - Analyst

Okay. Gross margins, I wanted to ask about; they came in a little bit below guidance this quarter. Were there some specific factors that drove them? I know you mentioned the weather-related impacts, but I think when you gave us the guidance, I think that that was already -- (multiple speakers)

Steven Nielsen - Dycom Industries, Inc. - President & CEO

I know it's almost Memorial Day, and I can assure you we’re all tired of talking about weather. But this particular quarter, it included with our calendar the last week of January. And while we spoke, and obviously understood the weather impacts through our last earnings call, poor weather continued into March, later in the month than what we would typically have seen. And I think beyond that, there were no particular developments that drove the gross margin one way or another.

Victor Chiu - Raymond James - Analyst

Got it. And just lastly, can you give us a breakdown of the segments for telco, cable, and the next top five customers?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Go ahead, Drew.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Sure, Victor. This is Drew. Time Warner Cable was number six at 5.5% of revenue. Charter was number seven at 4.9% of revenue. Customer number eight was at 3.3% of revenue, and this is for a customer who requested that we not identify them by name. Customer number nine was Frontier at 1.5% of revenue. And customer number 10 was Edison International at 1.3% of revenue.

And then, as far as the breakout, telco was at 61.6%, cable was at 26.7%. And then, just from the other customer type, facility locating was at 6.9%, and the electrical and other was 4.8%.

Victor Chiu - Raymond James - Analyst

Got it. That's helpful.

Oh, and one last question. Did you guys say before -- I'm sorry if I missed it -- that satellite providers, are they currently customers at the moment?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

We have provided services to satellite companies in the past, but have not done so in a number of years, Victor.

Victor Chiu - Raymond James - Analyst

Okay. Got it. Okay, great. Thank you.

Operator

And we do have a question from the line of Adam Thalhimer with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets - Analyst

Good morning, guys.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Good morning, Adam.

Adam Thalhimer - BB&T Capital Markets - Analyst

Steve, can you talk a little bit about how this 1-gigabit cycle plays out, from the standpoint of what we should be looking for? I mean, is this a situation where you start to book some bigger contracts into backlog, or is it more of a situation where it just flows under existing MSAs -- this work?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Sure, Adam. So, I think, if you think about kind of the participants in the industry so far, and how they are reacting to it. So, clearly, there are some new participants in the industry that are coming in that will be large projects.

We have existing customers, some of whom will separate this work out from the normal flow of business, in which case that would be project-oriented. But others that where it will flow through, and is currently flowing through our existing master contracts. In which case, the impact to backlog will be more gradual and over time.

And then, we have other customers that currently are not performing these services, but are considering that, and that may be more project-based. I mean, typically, as I mentioned earlier, one of the cable MSOs talked about expanding their network to provide 1-gig services. And typically in the cable industry, you would see more of this work flow through as individual projects. So, it is going to be a mix, kind of an all-of-the-above impact on backlog.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And then, in terms of the customer modulations -- you talked about CapEx guidance from your customers, and they will need to accelerate to hit guidance. Is it possible that they don't hit guidance because of these modulations?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Well, I think, Adam, what we are trying to talk about, and a number of our customers have talked about it, people are clearly kind of thinking about how they do fiber-to-the-home, within the context of the fiber-to-the-node builds that they have had underway for a number of years. And so, as they work through kind of those architectural decisions, they want to be careful, which makes perfect sense, to not deploy capital in a way that it is not as effective in serving that kind of objective of increasing bandwidths pretty materially.

And I don't think it is a long period of time where they work through that, but there is going to be a period of time where they think about: Do I incrementally do that next fiber-to-the-node project, or do I work it into the fiber-to-the-home plan on a go-forward basis? And I think that is really what we are talking about. I think kind of the slower start to the year probably is in part due to weather. I mean, it impacts our customers' abilities to get the work out to us to get done, just as well as it impacts our ability to get it done.

Adam Thalhimer - BB&T Capital Markets - Analyst

And then lastly, just curious, I mean, what is the time frame of this 1-gigabit buildout? I mean, if it becomes the standard, how long does that take to get?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

I think everybody who has talked about it, as recently as the most recent merger announcement, have started to talk in terms of three, four years. I always highlight that when Verizon rolled out FiOS, it was going to be a -- the original outlook was a five-year plan. It has been successful, and we continue to do it today. So, when these things get going, it's hard to anticipate at the beginning how long they are going to go. But they are -- generally, the more successful they are, the longer they last.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Thanks, Steve.

Operator

And we do have a question from the line of Alex Rygiel from FBR. Please go ahead.

Alex Rygiel - FBR - Analyst

Thanks. Good morning, Steve.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Good morning, Alex.

Alex Rygiel - FBR - Analyst

Say, Steve, how many markets are you working for customer number eight in?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

(laughter) We are not going to provide any specific guidance around that, other than to say that it is an effort that impacts a number of areas in our Business.

Alex Rygiel - FBR - Analyst

Could you disclose what the wireless revenue was in the quarter, and what the stimulus revenue was in the quarter?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Sure. The stimulus is in the Reg G exhibit to the slide. So, go ahead, Drew.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Yes. Alex, that was at $26 million.

Alex Rygiel - FBR - Analyst

I'm sorry, what is $26 million?

Drew DeFerrari - Dycom Industries, Inc. - CFO

The stimulus revenue in the quarter and -- (multiple speakers)

Alex Rygiel - FBR - Analyst

And wireless? (multiple speakers)

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Just under $50 million.

Alex Rygiel - FBR - Analyst

Okay. And lastly, you mentioned that some customers started slowly in the year, and that wasn't related to weather. Why did they start slowly?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

It may be related to weather, Alex. All I know is we took a look at a number of our customers who reiterated their full-year guidance, but didn't spend 25% of that guidance in the first quarter. So, just clearly -- and it was a number of customers that had that pattern.

Alex Rygiel - FBR - Analyst

Helpful. Thank you.

Operator

And we do have a question from the line of John Rogers, with D.A. Davidson. Please go ahead.

John Rogers - D.A. Davidson & Co. - Analyst

Hi, can you hear me?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Yes, hey, John, good morning.

John Rogers - D.A. Davidson & Co. - Analyst

Hi, how are you? Good morning. Steve, just going back to sort of the market conditions and your comments on the current quarter, and what you are seeing in the first part of 2015 -- I understand the market opportunity, but I am trying to connect that to the still slow growth that you are seeing for the first part of 2014. And I appreciate the weather, but presumably there would be a ramp-up, and we would start to see some of the planning and work for these larger projects. I mean, do you worry at all -- I mean, that this is going to be something that is talked about for the next two years, before we actually start doing the work?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

John, I mean, we are involved in engineering on programs right now. That is going to precede the construction activity. I think of it more as a gathering, and as people get their organizations ready to, in some instances, slightly reemphasize fiber-to-the-home versus some other strategies, and it just takes a little bit of time to reorient the process. But there is no question in our minds that our customers, as they pursue these plans, are going to do it with urgency, or they would not be announcing plans. I mean, we had a major customer just a month ago announce an addition of 22 metropolitan areas to their plans for fiber-to-the-home. They are not doing that because they are thinking about it as a 2017 or 2018 opportunity.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. You have been through these build-out cycles before, and do you have to start ramping up ahead of that? Or do you wait for the customers to say: All right, go ahead and start the work?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

So, what we are careful to do, because this is still a business where the value is created with the relationships with the customers, and with having the right project management people in the right places. So, we are going to be careful to make sure that we maintain project management, with all the skills that we need.

In terms of adding the actual capacity -- luckily, in our business, we don't have to do it that way. We will build the capacity, as the work is in front of us. So, we don't have to get ahead of the actual commencement of the work. Now, once we do, we will be building capacity in a hurry, if the larger projects occur in the magnitude that we expect.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And just on your balance sheet for a second -- I mean, you paid down some debt in the quarter. Is that still the plan is that you will have -- push most of the excess cash into that for now?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Well, John, I think there is a couple things, right? So, we are always going to make sure that we are well capitalized for our organic growth opportunities, which we see as substantial. So, as we pay down debt, obviously, on the revolver, it doesn't go away; we have that capacity.

We continue to look at acquisitions. So, we are going to be opportunistic about looking at acquisitions that can expand our footprint we think, as we did with the Quanta transaction, that now is a good time to be adding more footprint and more capacity, because we see industry opportunities expanding.

And then, lastly, if the stock price becomes dislocated from where we see the fair value is, we certainly have reserved the right to buy shares in, although we did not during the current quarter. But we certainly have been not bashful about doing that in the past.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. But in terms of ahead of this significant buildout, are you expecting to require any inordinate amount of CapEx spending? (multiple speakers)

Steven Nielsen - Dycom Industries, Inc. - President & CEO

The CapEx -- what is good about our Business, John, is we don't require lots of specialty capital equipment with long lead times. There is some, but generally the market is pretty liquid. And so, we spend when we need the CapEx, not when we expect that we will need the CapEx six months from now. And so, we feel pretty good.

I mean, because of our market position, I would say for the folks that supply the equipment, we are kind of a top-tier customer, maybe top of the list customer. And so, we get good service and good support from our suppliers. But we do not warehouse capital equipment, kind of betting on what is going to happen next.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. Great. Thank you very much. Appreciate the help.

Operator

(Operator Instructions)

And our next question comes from the line of Steven Folse with Stifel. Please go ahead.

Steven Folse - Stifel Nicolaus - Analyst

Good morning.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Good morning.

Steven Folse - Stifel Nicolaus - Analyst

First question: I know that you have had a full lap now in the Quanta acquisition, but can you talk a little bit about the performance in that division in the quarter? I know that they have a little bit of disproportionate exposure to Midwest. Was that kind of the area that was impacted by weather, or just how was performance there?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Sure. So, we have owned the business for the entirety of both periods, so it is our business. We don't think about it as separately. But clearly, that business that was acquired had a larger percentage of its revenue from stimulus, and is what was more seasonally impacted for the reasons that you outlined. And so, as we had talked about when we acquired that business, we kind of looked at that as kind of a $400 million to $450 million in revenue business. We outperformed that expectation in the first year, which we provided you the numbers.

But our expectation of the run rate is more where we see that business today, with the caveat that they also, as part of the combined Company, have some pretty substantial opportunities that our owning that business makes us a better supplier to our customers. And so, we will see, we are very confident that that part of the business has some growth opportunities to offset that stimulus roll-off.

Steven Folse - Stifel Nicolaus - Analyst

Great. Thanks. Then, you touched a little bit on the call about some of the opportunities developing in the DAS and the small cell markets. Can you talk a little bit more in depth about what markets you are seeing there? I know you have talked about south Florida before, but are you seeing that ramp up a little bit in other areas? (multiple speakers)

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Yes, we continue to see opportunities around small cell or outside DAS, and it comes from some of the tower owners, it comes from some of the carriers. And I just think it is part and parcel of this whole cell densification effort that all of the carriers are doing to improve the performance of their LTE networks.

I think it's something that will actually -- probably more of a 2015 and 2016 development than it is 2014, because the technology -- they are still working through some things. But clearly, everybody is looking at fiber transport, or transport in general on the wireline network is increasingly important to the performance of LTE networks. So, even as the carriers migrate to voice-over-LTE, that will increase traffic, and will also require some cell site densification. So, I think just in general, an extension of this trend that has been ongoing now for over five years, of pushing the wireline network closer and closer to a wireless user, which has been good for the Business.

Steven Folse - Stifel Nicolaus - Analyst

Great. Thanks. That is all I had.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thank you.

Operator

And we do have a question from the line of Alex Rygiel with FBR. Please go ahead.

Alex Rygiel - FBR - Analyst

Steve, is there any way to quantify the lost man-hours from weather?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

It is so difficult, because the issue is not only our own folks, but the impact on subcontractors, which don't have a drag on cost of goods, but can and sometimes mean we have to spend some overtime, right? So, it's not just what you lose, it's what you pick up, or have to pick up when the work comes back.

I mean, despite all of the challenges on the weather side, I think it is interesting on our wireline business with AT&T -- we look back over the last five quarters, and kind of on a quarterly basis, it was up almost 75% this quarter versus the January 2013 quarter. There is work out there. It impacted the Business. But we still see plenty of opportunity.

Alex Rygiel - FBR - Analyst

And how many customers and/or how many geographic markets are you actually working on 1 gig?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

It is multiple markets, and it is accelerating. That is all we are going to say.

We appreciate that investors and owners would like to know more about the program, but when we are in the early stages of these programs, we need to be sensitive to the needs of our customers. Without them, there is no us, and so we are going to be careful not to over-disclose, and it is in a competitive environment. And we are working in lots of places on new opportunities, and we are going to be careful, before those opportunities are awarded, to get ahead of things.

Alex Rygiel - FBR - Analyst

Thank you.

Operator

All right. We have a question from the line of Alan Mitrani with Sylvan Lake Asset Management. Please go ahead.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Thank you. Steve, it seems like if we try to parse out -- ex Quanta -- I know it has been -- and I know it is organic growth for you this quarter, because you have owned it. But if we try to parse it out, ex acquired revenues, it looks like your base business, previous to Sage and Quanta, looks like it grew actually this quarter 2%-plus. Is that correct? Am I doing the math right?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Yes, I think, generally, that's in line, Alan. And to keep in mind: That is in a terrible weather quarter versus a year ago where there was, hypothetically, there was winter, but not much.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Right. And to what do you attribute that growth to the large customers that you referenced earlier, or is it new business that you have won, or is it existing business push through, their MSAs, to the earlier question?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

I mean, it is a combination, Alan. But I mean, if you look at the numbers, primarily our services with AT&T, although we work for them throughout the country, are more in the southeast. So, obviously, AT&T as a customer was probably less impacted seasonally than some others where we would work more up -- out west or up north. So, I think that is, in part, part of the issue.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then, it seems like your margin guide for the next couple of quarters are up, and fairly dramatically starting in the first quarter hopefully. I know it's months out. But is there -- is that a mix issue also with Quanta, or as you roll off other businesses or rebidding, do you think that is somewhat sustainable over the next 1 year, 1.5 years?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

The way, kind of let's -- thinking about it in the intermediate term is, to the extent that the industry -- forget us -- but the industry needs to create capacity to meet the needs of customers in total, that there will be a recognition of that, in terms of what the returns on capital have to be. And so, I think generally in periods of time where capacity has to grow, we have to perform a little better in order to be able to grow the assets that our customers need us to have, to get all their work done. I think that is the dynamic that has played out before.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then, I was surprised a bit by the growth of this unidentified customer. Coming from zero a few quarters ago, up to a few percent of your revenues, is this something we expect to see? Is this customer going to be around for the next couple of years?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Alan, we are not going to get into details on the customer, other than to say that it has been a -- as you identified, it has been a strong ramp. We have worked hard for them. Our folks have done a very good job. And if we continue to do a good job, hopefully we will be able to continue to grow.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then lastly, on SG&A, that is the one area where I was sort of surprised that it is going to expand where it was in first quarter -- that where you were expecting the next couple of quarters, given that the previous quarters had some charges in it for integration of Quanta. Can you just talk about that? Is that related to the ramp-up of some of these new businesses or training? Just, what specifically is driving the SG&A increase? (multiple speakers)

Steven Nielsen - Dycom Industries, Inc. - President & CEO

There is some footprint expansion, Alan. And the other thing is, while we are not calling out integration expenses, because at some point you got to be done, some of the more legal -- some of the legal entity conversions, and some other things are going to generate some legal expense. But at this point, we consider that as kind of part of the ongoing needs of the Business.

To highlight an answer earlier, you must be careful when you see demand increasing, to make sure you have got the right people in place to manage that growth. And so, we are not going to sit there, and try to manage G&A down 10 basis points, if that impacts our ability to have growth under control in the future.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Thank you.

Operator

And we do have a question from the line of Adam Thalhimer with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets - Analyst

Actually, my question was just asked. I'm good. Thanks.

Operator

(Operator Instructions)

And we do have a follow-up question from the line of Alan Mitrani with Sylvan Lake Asset Management. Please go ahead.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Sorry, just a clean-up question. Drew, I may have missed it, what was amortization this quarter? I want to be able to get to the cash earnings per share?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Sure, Alan. Amortization this quarter was $4.1 million

Alan Mitrani - Sylvan Lake Asset Management - Analyst

$4.1 million. Great. Thank you.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

All right, Brad. If there are no further questions, we appreciate everybody's time and attention, and we look forward to speaking to you on our fourth-quarter call at the end of August. Thank you.

Operator

And, ladies and gentlemen, that does conclude your conference for today. Thank you for your participation, and for using the AT&T executive teleconference service. You may now disconnect.